Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 21, 2004, relating to the financial statements and financial highlights which appears in the November 30, 2003 Annual Report to Shareholders of Thompson Plumb Balanced Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in the prospectus and “Counsel and Independent Auditors” in the statement of additional information.

/s/Pricewaterhouse Cooper LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
March 24, 2004